UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2002

AMC ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-8747	43-1304369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

920 Main Street
Kansas City, Missouri	64105
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (816) 221-4000

Item 9. Regulation FD Disclosure.

We have included in this release unaudited quarterly pro forma financial information for the year ended March 28, 2002.

The unaudited quarterly pro forma information includes the effect of the following transactions as though each had been completed as of March 30, 2001:

Acquisition of GC Companies, Inc.

On March 29, 2002 we completed our acquisition of GC Companies, Inc. pursuant to a plan of reorganization which was sponsored by us for a purchase price of approximately $167 million (net of $6.5 million from the sale of GC Companies' portfolio of venture capital investments on the effective date) which includes anticipated cash payments of $71.3 million, the issuance of $72.9 million of our 9 1/2% Senior Subordinated Notes due 2011 and the issuance of $29.3 million of our common stock, or 2.4 million shares based on a price of $12.14 per share (the average closing price per share for the 15 trading days prior to March 29, 2002). The acquisition includes 66 theatres with 621 screens in the United States.

Acquisition of Gulf States Theatres.

On March 15, 2002, we acquired five theatres with 68 screens formerly owned by Gulf States Theatres. We acquired the operations of Gulf States Theatres and related assets (exclusive of real estate assets) for a cash purchase price of $45 million and are leasing the theatres from Entertainment Properties Trust for a term of 20 years with an initial annual base rent of $7.2 million.

The unaudited quarterly pro forma financial information presented below sets forth our quarterly historical statements of operations for the periods indicated as adjusted for the preliminary purchase price allocations of the transactions referenced above. We believe that the final allocation of purchase price will not differ materially from the preliminary allocation. Such information is presented for comparative purposes only and does not purport to represent what our results of operations would actually have been had these transactions occurred on the date indicated or to project our results of operations for any future period or date. The unaudited quarterly pro forma financial information should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 29, 2001, our Quarterly Reports on Form 10-Q for the quarterly periods ended June 28, 2001, September 27, 2001 and December 27, 2001, including, in each case, the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our reports on Form 8-K filed on March 13, 2002, March 18, 2002 and April 10, 2002.

AMC Entertainment Inc.

PRO FORMA STATEMENTS OF OPERATIONS BY QUARTER

(In thousands, except per share data)(Unaudited)	Thirteen Weeks Ended June 28, 2001	Thirteen Weeks Ended Sept. 27, 2001	Thirteen Weeks Ended Dec. 27, 2001	Thirteen Weeks Ended Mar. 28, 2002	Fifty-Two Weeks Ended March 28, 2002

Revenues
Admissions	$ 256,650	$ 317,548	$ 269,741	$ 282,060	$ 1,125,999
Concessions	108,215	126,728	107,833	112,689	455,465
Other theatre	15,810	13,987	10,975	10,720	51,492
Other	8,531	11,358	12,582	9,297	41,768
Total Revenues	389,206	469,621	401,131	414,766	1,674,724
Expenses
Film exhibition costs	137,986	174,767	146,257	145,042	604,052
Concession costs	14,819	17,609	14,186	15,209	61,823
Theatre operating expense	104,573	112,284	104,384	110,079	431,320
Rent	71,653	71,908	71,620	72,814	287,995
Other	10,737	11,717	11,846	10,962	45,262
General and administrative	8,230	9,298	8,944	12,925	39,397
Preopening expense	1,269	537	2,182	357	4,345
Theatre and other closure expense	76	12	1,736	300	2,124
Reorganization items	1,728	408	2,433	1,457	6,026
Depreciation and amortization	29,198	30,172	32,200	31,772	123,342
Impairment of long-lived assets	-	-	-	4,668	4,668
(Gain) loss on disposition of assets	159	(2,001)	16	5	(1,821)
Total costs and expenses	380,428	426,711	395,804	405,590	1,608,533
Operating income	8,778	42,910	5,327	9,176	66,191
Other expense	3,754	-	-	-	3,754
Interest expense
Corporate borrowings	13,630	12,782	12,708	15,819	54,939
Capital and financing lease obligations	3,514	3,246	3,013	2,972	12,745
Investment income	(282)	(299))	(262)	(1,244)	(2,087)
Earnings (loss) before income taxes	(11,838)	27,181	(10,132)	(8,371)	(3,160)
Income tax provision	-	4,100	(1,600)	1,100	3,600
Net earnings (loss)	$ (11,838)	$ 23,081	$ (8,532)	$ (9,471)	$ (6,760)
Preferred dividends	2,398	10,399	7,790	8,834	29,421
Net earnings (loss) for shares of common stock	$ (14,236)	$ 12,682	$ (16,322)	$ (18,305)	$ (36,181)
Loss per share of common stock:
Basic	$ (0.55)	$ 0.28	$ (0.63)	$ (0.68)	$ (1.39)
Diluted	$ (0.55)	$ 0.27	$ (0.63)	$ (0.68)	$ (1.39)
Average shares outstanding:
Basic	25,884	25,884	25,884	26,784	26,107
Diluted	25,884	26,278	25,884	26,784	26,107

(In thousands, except screen data)(Unaudited)	Thirteen Weeks Ended June 28, 2001	Thirteen Weeks Ended Sept. 27, 2001	Thirteen Weeks Ended Dec. 27, 2001	Thirteen Weeks Ended Mar. 28, 2002	Fifty-Two Weeks Ended March 28, 2002

Other financial data:
Adjusted EBITDA(1)	$ 41,208	$ 72,038	$ 43,894	$ 47,735	$ 204,875

Other data:
Average screens	3,465	3,465	3,484	3,518	3,483
Attendance	45,739	55,168	46,400	48,994	196,301
Number of screens operated	3,510	3,472	3,548	3,540	3,540
Number of theatres operated	253	247	251	250	250

(1) Represents loss before cumulative effect of an accounting change plus interest, income taxes, depreciation and amortization and adjusted for reorganization items, preopening expense, theatre and other closure expense, impairment of long-lived assets, (gain) loss on disposition of assets and equity in earnings of unconsolidated affiliates and excludes one-time other expense of $3,754 incurred in connection with the issuance of Preferred Stock. We have included Adjusted EBITDA because we believe that Adjusted EBITDA provides investors with additional information for estimating our value and evaluating our ability to service debt. We believe that Adjusted EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP). Adjusted EBITDA as determined by us may not be comparable to EBITDA as reported by other companies. In addition, Adjusted EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.

Date:	May 30, 2002	By: /s/ Craig R. Ramsey

Craig R. Ramsey
Executive Vice President, Chief Financial Officer and Secretary